Exhibit 23.2

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement of Amaze Holdings, Inc. (formerly known as Fresh Vine Wine, Inc.) on Form S-8 of our report dated May 19, 2025, relating to the consolidated financial statements of Amaze Software, Inc. appearing in the Current Report on Form 8-K/A of Amaze Holdings, Inc.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada
June 13, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com